Exhibit 99.1

NEWS RELEASE

CONTINENTAL RESOURCES, INC. ANNOUNCES PRICING OF

INITIAL PUBLIC OFFERING

Enid, Oklahoma – May 14, 2007 – Continental Resources, Inc. (NYSE:CLR) today announced the pricing of its initial public offering of 29,500,000 shares of its common stock at $15.00 per share. The shares are listed on the New York Stock Exchange under the symbol CLR. Continental Resources, Inc. is selling 8,850,000 shares of common stock in this offering and Harold G. Hamm, the Chairman and Chief Executive Officer and principal shareholder of Continental Resources, Inc. is selling 20,650,000 shares of common stock in this offering. In addition, Mr. Hamm has granted the underwriters a 30-day option to purchase up to an additional 4,425,000 shares of common stock at the same price to cover over allotments. The offering is expected to close on May 18, 2007, subject to customary closing conditions. Continental Resources, Inc. intends to use the net proceeds that it will receive from the sale of the 8,850,000 shares in the offering to repay outstanding indebtedness under its revolving credit facility.

J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering. Citi, UBS Securities LLC, Deutsche Bank Securities, Inc. and Raymond James & Associates are acting as co-managers of the offering. A written prospectus relating to these securities may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York, 11245, Attention: Prospectus Department; Fax: 718-242-8002; Phone: 718-242-8003; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, Attention: Prospectus Department, New York, New York 10080; 212-449-1000.

A registration statement relating to these securities has been declared effective by the United States Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Continental Resources, Inc. Continental Resources, Inc. is an independent oil and gas and exploration and production company with operations primarily in the Rocky Mountain and Mid-Continent regions of the United States.

Continental Resources, Inc.

P.O. Box 1032

302 N. Independence

Enid, Oklahoma 73702

For Investor Relations inquiries contact:

John Hart

Tel: + 1 (580) 233-8955

For Media inquiries contact:

Don Fischbach

Tel: + 1 (580) 233-8955